EXHIBIT 5

                                             June 27, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

     We are counsel to New England Community Bancorp, Inc. ("NECB"), a Delaware corporation with its principal office in Windsor, Connecticut, and have acted as such in connection with the proposed merger (the "Reorganization") of First Bank of West Hartford ("FBWH"), a Connecticut state chartered bank, into New England Bank & Trust Company, a Connecticut chartered commercial bank and wholly owned subsidiary of NECB ("NEBT"), pursuant to a Plan and Agreement of Reorganization, dated as of February 25, 1997, by and among NECB, NEBT and FBWH (the "Reorganization Agreement").

     In rendering our opinion, we have reviewed such documents as we have deemed necessary and, in connection therewith, we have examined originals or copies, authenticated to our satisfaction, of the following: (i) the Certificate of Incorporation of NECB, as amended to date, (ii) the By-laws of NECB, as amended to date, (iii) the Reorganization Agreement, (iv) resolutions of the Board of Directors of NECB, (v) the Registration Statement on Form S-4 of NECB (the "Registration Statement") relating to 998,000 shares of common stock of NECB, par value $.10 per share (the "NECB Common Stock"), to be issued in connection with the Reorganization and (vi) such other documents and instruments as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of NECB and FBWH and others. The opinions set forth herein are based on the corporate laws of the State of Delaware, and no opinion is expressed as to the laws of any other jurisdiction.

     Based upon the foregoing, we are of the opinion that upon consummation of the Reorganization, the shares of NECB Common Stock that will be issued to the shareholders of FBWH will be duly and validly authorized, legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption "Legal Matters" in the Joint Proxy Statement-Prospectus contained therein. In giving this consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,



                                             Day, Berry & Howard


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